Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228467) and Form S-8 (No. 333-234475) of Altus Midstream Company of our report dated February 19, 2021, relating to the financial statements of Gulf Coast Express Pipeline LLC, which appears in this Annual Report on Form 10-K of Altus Midstream Company.

/s/ BDO USA, LLP

Houston, Texas
February 25, 2021